Exhibit 4.18

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 28, 2019,  Avery Dennison Corporation (“Avery Dennison”, “we”, or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $1.00 par value per share and (ii) 1.25%  Senior Notes due 2025. Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on the New York Stock Exchange (the “NYSE”).

DESCRIPTION OF AVERY DENNISON CORPORATION COMMON STOCK

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Delaware General Corporation Law, or the DGCL, our Amended and Restated Certificate of Incorporation,  or Amended and Restated Certificate, and our Amended and Restated Bylaws, or Bylaws. Copies of our Amended and Restated Certificate and our Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.18 is a part. Refer to our Amended and Restated Certificate, our Bylaws and the applicable provisions of the DGCL for additional information.

Pursuant to our Amended and Restated Certificate,  our authorized capital stock consists of 400,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.

We may offer from time to time shares of our common stock. We may also offer common stock issuable upon the conversion of debt securities, preferred securities or depositary shares or the exercise of warrants and pursuant to stock purchase contracts.

Voting Rights

Unless otherwise provided in our Amended and Restated Certificate, in the DGCL, or other applicable law, the holders of our common stock are entitled to one vote per share on all matters voted upon by the stockholders, subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock.  Shares of our common stock do not have cumulative voting rights.  If a quorum is present, the affirmative vote of a majority in voting power of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless otherwise provided by the DGCL, the Amended and Restated Certificate (including the certificate of designations of preferences as to any preferred stock), or the rules and regulations of any stock exchange applicable to us or any other applicable law.

Dividend and Liquidation Rights

Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by our board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Certain Anti-Takeover Matters

Certain provisions of our organizational documents and the DGCL may have the effect of delaying, deferring or preventing a change in control. The provisions described below may also reduce our vulnerability to an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate, Bylaws and the DGCL.

No Written Consent of Stockholders

Our Bylaws provide that stockholders are not entitled to act by written consent in lieu of a meeting. This provision could discourage potential acquisition proposals and could delay or prevent a change of control.

No Ability of Stockholders to Call Special Meetings

Our Amended and Restated Certificate and Bylaws do not provide stockholders with the right to call a special meeting of stockholders.

Advance Notice Requirements

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Avery Dennison prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws.

Delaware General Corporation Law Section 203

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•              prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•              upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•              on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Blank Check Preferred Stock

Our Amended and Restated Certificate provides for 5,000,000 authorized shares of “blank check” preferred stock, the terms of which may be determined by our board of directors without obtaining stockholder approval.  Undesignated or “blank check” preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management.

On October 23, 1997, our board of directors adopted a Rights Agreement and declared a dividend distribution of one preferred share purchase right, or a Right, on each outstanding share of our common stock. The Rights expired on October 31, 2007. We have not yet redesignated the Series A Junior Participating preferred stock underlying the Rights.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future, including, for example, by renewing the Rights, if our board determines in the exercise of its fiduciary duties that the adoption of such measure would be in the best interests of our company and stockholders.

Listing Exchange; Transfer Agent and Registrar

Our common stock is listed on the NYSE under the symbol “AVY.”  The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF AVERY DENNISON CORPORATION 1.25% SENIOR NOTES DUE 2025

The following description is a summary of the material provisions of the notes and the indenture (as defined below) under which the notes were issued. This description does not describe every provision of the notes or the indenture. Refer to the indenture for a complete description of what we describe in summary form in this Exhibit 4.18. The indenture has been filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.18 is a part.

General

The notes constitute a series of debt securities issued under the Indenture, dated November 20, 2007, between Avery Dennison Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the "trustee"), as supplemented by a Supplemental Indenture entered into between us and the trustee, as amended (together, the "indenture"). We appointed The Bank of New York Mellon, London Branch to act as paying agent solely with respect to the notes. We also appointed The Bank of New York Mellon Trust Company, N.A. to act as transfer agent and registrar.

The aggregate principal amount of the notes is €500,000,000. The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 3, 2025. The notes bear interest at the rate of 1.250% per annum from March 3, 2017.

Interest on the notes is payable annually in arrears on March 3 of each year, beginning on March 3, 2018 to the persons in whose names the respective notes are registered at the close of business on the February 16 preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next succeeding business day, but without any additional interest or other amount.

Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or March 3, 2017 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The notes do not have the benefit of any sinking fund.

The notes are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive registered form. See "—Book-Entry Procedures" below. The notes are issued in euros and only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Listing

The notes are listed on the NYSE under the symbol “AVY25.”

Further Issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Any such additional notes may be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes; provided, that if any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a different CUSIP number.

Ranking

The notes are our senior unsecured obligations and:

•      rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;

•      rank senior in right of payment to all of our existing and future subordinated indebtedness, if any;

•      are effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•      are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur additional unsecured indebtedness.

Issuance in Euros; Payment on the Notes

Initial holders are required to pay for the notes in euros, and all payments on the notes are payable in euros.  The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date, or in the event The Wall Street Journal has not published such exchange rate, such rate as determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Neither the trustee nor the paying agent has any responsibility for obtaining exchange rates, effecting conversions or otherwise handling redenominations in connection with the foregoing.

Payments and Paying Agents

We will pay principal, premium, if any, interest, additional amounts, if any, and any other amounts due on the notes in euros and to the paying agent at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. We may also arrange for additional paying agent offices, and may change these offices, including our use of the trustee's corporate trust office.

We have appointed The Bank of New York Mellon, London Branch to act as paying agent in connection with the notes, and we have appointed The Bank of New York Mellon Trust Company, N.A. to act as transfer agent and registrar. We may also choose to act as our own paying agent.

Optional Redemption

The notes are redeemable in whole or in part, at our option, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date, not including any portion of any payments of interest accrued to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption; provided, however, that if we redeem any notes on or after December 3, 2024 (the date falling three months prior to the maturity date of the notes), the redemption price for the notes will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Notice of any redemption will be transmitted not less than 30 days and not more than 60 days prior to the redemption date to each holder of notes to be redeemed. In connection with any redemption of notes, any such redemption may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in our discretion, the redemption date may be delayed until the time that any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied (or waived by us in our sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by lot and may provide for the selection for redemption of a portion of the principal amount of notes held by a holder equal to an authorized denomination. If the Company redeems less than all of the notes and the notes are then held in book-entry form, the redemption will be made in accordance with the depositary's customary procedures.

For purposes of the optional redemption provisions of the notes, the following definitions are applicable:

"Comparable Government Bond" means, in relation to any Comparable Government Bond Rate calculation a German government bond (Bundesanleihe) whose maturity is closest to the maturity of the notes, or if an independent investment bank selected by the Company in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

"Comparable Government Bond Rate" means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

"Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but not including, such redemption date.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a "Change of Control Offer") to each holder of the notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder's notes on the terms set forth in the notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (a "Change of Control Payment Date").

The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•      accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•      deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•      deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

"Change of Control" means the occurrence of any of the following:

A.            the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our Subsidiaries' assets, taken as a whole, to any person, other than us or one of our Subsidiaries;

B.             the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which the Company's Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

C.             the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

"Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

"Investment Grade" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

"Moody's" means Moody's Investors Service, Inc., and its successors.

"Rating Agencies" means (a) each of Moody's and S&P; and (b) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Company's Board of Directors) as a replacement agency for Moody's or S&P, or each of them, as the case may be.

"Rating Event" means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

"S&P" means Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and its successors.

"Voting Stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder's notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our Subsidiaries' assets, taken as a whole, to any person or group or persons may be uncertain.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision of or taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of issuance, we become or, based upon a written opinion of independent counsel selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described under the heading "—Payment of Additional Amounts" below with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law or the official interpretation or administration thereof.

In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, we will pay such additional amounts on the notes as will result in receipt by each holder of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such holder had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)    any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)    any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(c)    any tax, assessment, or other governmental charge imposed by reason of the holder's or beneficial owner's past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)    any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such notes;

(e)    any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by at least one other paying agent;

(f)    any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with a request to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty), provided such beneficial owner or holder is legally able to so comply and compliance is a precondition to exemption from such tax, assessment or other governmental charge;

(g)    any tax, assessment or other governmental charge imposed on interest received by or on behalf of (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the regulations that may be promulgated thereunder of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the holder's or beneficial owner's status as described in clauses (1) through (3) of this paragraph (g);

(h)    any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) ("FATCA"), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(i)    any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary or partnership or a limited liability company, to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or limited liability company or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those notes.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading "—Payment of Additional Amounts," we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading "—Payment of Additional Amounts" and under the heading "—Redemption for Tax Reasons," the term "United States" means the United States of America, the states of the United States, and the District of Columbia, and the term "U.S. Person" means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Covenants

We will not be restricted by the indenture from incurring unsecured indebtedness or other obligations. We will also not be restricted by the indenture from paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Restriction on Secured Debt

The Company will not, nor will it permit any of its Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a Lien on any of its or any Subsidiary's Principal Property, or on any share of capital stock or Debt of any Subsidiary, unless the Company secures or causes such Subsidiary to secure the notes equally and ratably with (or, at the Company's option, prior to) such secured Debt, for so long as such secured Debt is so secured; provided, however, that the foregoing restrictions will not apply to Debt secured by the following:

1.             any Lien existing on the date of issuance;

2.             Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary or otherwise becomes a Subsidiary;

3.             Liens in the Company's favor or in favor of any Subsidiary;

4.             Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

5.             Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary;

6.             any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

7.             Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

8.             mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

9.             Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

10.           Liens for taxes, assessments or governmental charges or levies which are not then delinquent or are being contested in good faith;

11.           Liens put on any property in contemplation of its disposition, provided the Company has a binding agreement to sell at the time the Lien is imposed and the Company disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Company or any of its Subsidiaries;

12.           Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

13.           any amendment, extension, renewal or replacement of any Liens referred to in the foregoing clauses (1) through (12) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

Notwithstanding the foregoing, the Company and its Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all the Company and its Subsidiaries' Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "—Restriction on Sale and Leaseback Transactions" below), may not exceed 15% of Consolidated Net Tangible Assets.

Restriction on Sale and Leaseback Transactions

The Company will not, nor will it permit any of its Subsidiaries to, enter into any sale and leaseback transaction involving any Principal Property, provided, however, the Company or any of its Subsidiaries may enter into a sale and leaseback transaction if any of the following occurs:

1.             the lease is for a period, including renewal rights, of not in excess of three years;

2.             the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction;

3.             the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

4.             the transaction is between the Company and a Subsidiary or between Subsidiaries;

5.             the Company or a Subsidiary, within 360 days after the Company or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Company's Board of Directors) to:

a. the retirement of the notes or the Company's other Funded Debt ranking on a parity with or senior to the notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of the Company's Funded Debt or a Subsidiary's Funded Debt shall be reduced by (x) the principal amount of any notes (or other notes or debentures constituting such Funded Debt) delivered within such 360-day period to the trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 360 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (a) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

b. the purchase of other property which will constitute a Principal Property having a fair market value, in the Company's determination, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

6.             after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in "—Restrictions on Secured Debt" above), would not exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

The terms set forth below are defined in the indenture as follows:

"Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as the Company has determined in good faith. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles owned by the Company as well as the Company's consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

"Debt" means debt issued, assumed or guaranteed by the Company or a Subsidiary for money borrowed.

"Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

"GAAP" means, with respect to any computation required or permitted under the indenture, generally accepted accounting principles in effect in the United States of America which are applicable at the date of such computation and which are consistently applies for all applicable periods.

"Lien" means any lien, mortgage or pledge.

"Person" means an individual, a corporation, a limited liability company, a partnership, a joint-stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

"Principal Property" means any real property the Company or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the Company's determination is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

"Subsidiary" means, when used with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership of any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Merger, Consolidation or Sale of Assets

The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

1.             either the Company shall be the continuing entity or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, lease or transfer all or substantially all of the assets of the Company shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume the Company's obligations under the indenture and the performance of every covenant and condition of the indenture on the part of the Company to be performed or observed;

2.             immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and

the Company has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with this covenant, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture and the notes.

Events of Default

An "Event of Default" means one of the following events:

1.             default in any payment of interest on the notes when due and payable and the default continues for a period of 30 days;

2.             default in the payment of principal of, and premium, if any, on the notes when due and payable at maturity, upon required repurchase, upon acceleration, by call for redemption or otherwise;

3.             the failure of the Company for 90 days (or 120 days in the case of a breach of the reporting covenant contained in the indenture) to comply with any of its other agreements contained in the indenture or the notes after written notice of such default from the trustee or holders of at least 25% in principal amount of the outstanding notes has been received by the Company;

4.             the Company fails to pay at maturity or the acceleration of any of its or its Subsidiaries' indebtedness, other than non-recourse indebtedness, at any one time in an amount in excess of $100 million, if the indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice to the Company by the trustee or the holders of at least 25% in principal amount of the outstanding notes; or

5.             the Company files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

  If any one or more of the above-described Events of Default shall happen (other than an Event of Default specified in paragraph (5) above), then, and in each and every such case, during the continuance of any such Event of Default, the trustee or the holders of 25% or more in principal amount of the notes then outstanding may (and upon the written request of the holders of a majority in principal amount of the notes than outstanding, the trustee shall) declare the principal of and all accrued but unpaid interest on all the notes then outstanding, if not then due and payable, to be due and payable, and upon any such declaration the same shall become and be immediately due and payable, anything in the indenture or in the notes contained to the contrary notwithstanding. If an Event of Default specified in paragraph (5) above occurs, then the principal of and all accrued but unpaid interest on all the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Upon payment of such amounts, all obligations of the Company in respect of the payment of principal of and interest on the notes shall terminate.

If at any time after the principal of all the notes shall have been so declared to be due and payable, and before a judgment or decree for payment of the money due has been obtained by the trustee provided in the indenture:

1.             the Company has paid or deposited with the trustee a sum sufficient to pay:

a. all amounts owing the trustee and any predecessor trustee under the indenture;

b. all arrears of interest, if any, upon the notes (with interest, to the extent that interest thereon shall be legally enforceable, on any overdue installment of interest at the rate borne by the notes);

c. the principal of and premium, if any, on the notes that have become due otherwise than by such declaration of acceleration and interest thereon; and

d. all other sums payable under the indenture (except the principal of the notes which would not be due and payable were it not for such declaration); and

2.             every other default and Event of Default under the indenture shall have been resolved so that the conditions that caused such default or Event of Default are no longer outstanding or have otherwise been remedied to the reasonable satisfaction of the trustee or of the holders of a majority in principal amount of the notes then outstanding, or provision deemed by the trustee or by such holders to be adequate therefor shall have been made, then and in every such case the holders of a majority in principal amount of the notes then outstanding may, by written notice to the Company and the trustee, on behalf of the holders of all the notes, waive the Event of Default by reason of which the principal of the notes shall have been so declared to be due and payable and may rescind and annul such declaration and its consequences; provided, however, that no such waiver, rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

Modification of Indenture

Changes Not Requiring Approval of Holders of the Notes

The Company (when authorized by a board resolution) and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any one or more of or all the following purposes:

1.             to add to the covenants and agreements of the Company to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of the notes, or to surrender any right or power herein conferred upon the Company;

2.             to add to or change any of the provisions of the indenture to change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes; provided that any such action shall not adversely affect the interests of the holders of the notes in any material respect, or to permit or facilitate the issue of the notes in uncertificated form;

3.             to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding notes created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

4.             to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the notes and in the indenture or any supplemental indenture;

5.             to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts hereunder by more than one trustee;

6.             to secure the notes;

7.             to cure any ambiguity or to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

8.             to comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC thereunder in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

9.             to add guarantors or co-obligors with respect to the notes;

10.           to make any change in the notes that does not adversely affect in any material respect the interests of the holders of the notes; provided that no such change shall be deemed to adversely affect the holders of the notes if such change is made to conform the terms of the notes to the terms described in the prospectus supplement related to the issuance of the notes;

11.           to prohibit the authentication and delivery of additional series of notes; or

12.           to establish the form and terms of the notes as permitted in the indenture or to authorize the issuance of additional debt securities previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the notes, as set forth in the indenture, or other conditions, limitations or restrictions thereafter to be observed.

Changes Requiring Approval of Holders of the Notes

        With the consent of the holders of a majority in aggregate principal amount of the notes outstanding, the Company (when authorized by a board resolution) and the trustee may, from time to time and at any time, enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the indenture or of modifying in any manner the rights of the holders of the notes; provided, however, that no such supplemental indenture shall, without the consent of the holder of each notes affected thereby,

1.             extend the stated maturity of the principal of, or any installment of interest on, the notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the stated maturity of, or change the currency in which the principal of, premium, if any, or interest on the notes are denominated or payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

2.             reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

3.             modify any of the provisions of the indenture relating to supplemental indentures and waivers of certain covenants and past defaults, except to increase any of the respective percentages referred to therein or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each notes affected thereby; or

4.             modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

It will not be necessary for any act of holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.

Effect of Supplemental Indenture

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to the notes or which modifies the rights of the holders of the notes with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of other series of debt securities. Similarly, a supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to debt securities of any other series or which modifies the rights of the holders of debt securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of the notes.

Defeasance and Discharge

The indenture shall, at the Company's option, cease to be of further effect and the trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when,

1.             either:

a. all notes theretofore authenticated and delivered (other than (i) notes that have been destroyed, lost or stolen and that have been replaced or paid and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

b. all notes not theretofore delivered to the trustee for cancellation,

(1) have become due and payable, or

(2) will become due and payable at maturity within one year, or

(3) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on the notes for principal, premium, if any, and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be; provided, however, in the event a petition for relief under federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the moneys then on deposit with the trustee to the Company, the obligations of the Company under the indenture shall not be deemed terminated or discharged;

2.             the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

3.             the Company has delivered to the trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

At the Company's option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the notes on the first day after the applicable conditions set forth below have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in "—Covenants" above at any time after the applicable conditions set forth below have been satisfied:

1.             the Company shall have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes (A) money in an amount, or (B) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (C) a combination of (A) and (B), sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, the notes on the dates such installments of principal, premium, if any, and interest are due;

2.             no Event of Default or event (including such deposit) that, with notice or lapse of time, or both, would become an Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit; and

3.             the Company shall have delivered to the trustee an opinion of counsel to the effect that holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company's exercise of its option under this paragraph and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the notes being Discharged, such opinion shall be based on either a change in applicable U.S. federal income tax law since the date of the indenture or a ruling received by the Company from, or that is published by, the U.S. Internal Revenue Service.

"Discharged" means that the Company will be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture relating to the notes (and the trustee, at the expense of the Company, will have executed proper instruments acknowledging the same), except (a) the rights of holders of the notes to receive, from the trust fund described in paragraph (1) above, payment of the principal of, premium, if any, and interest on such notes when such payments are due, (b) the Company's obligations with respect to the notes under the indenture and (c) the rights, powers, trusts, duties and immunities of the trustee under the indenture.

"U.S. Government Obligations" means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b) above, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Liability for Notes

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, the notes or for any claim based thereon or otherwise in respect thereof or of the indebtedness represented thereby, or upon any obligation, covenant or agreement of the indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the indenture and the notes are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, because of the incurring of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in the indenture or in the notes, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of the notes and as a condition of, and as part of the consideration for, the execution of the indenture and the issue of the notes expressly waived and released.

Book-Entry Procedures

Global Clearance and Settlement

The notes were issued in the form of one or more global notes (each a "global note") in fully registered form, without coupons, and were deposited on the closing date with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream"). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or their nominee.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the notes in definitive registered form in exchange for the applicable global notes. We will also issue the notes in definitive registered form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive registered form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive registered form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of definitive notes.

Clearing Systems

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear.    Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and

Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters ("Euroclear participants"). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear terms and conditions"). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream.    Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and premium, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the U.S. Securities Act of 1933, as amended (the "Securities Act")) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system's rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

None of the Company, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Governing Law

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.